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                                                                                  EXHIBIT 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES
 AND PREFERRED DIVIDENDS
                                                           Year Ended December 31,
                                                1999       1998       1997 (1)  1996 (1)       1995
                                                ----       ----       ----      ----           ----
   Earnings:
A.  Net Income                                $ 51,881   $ 52,544    $ 55,086    $ 56,082    $ 52,722
B.  Federal Income Tax                          28,144     28,627      26,237      31,068      28,687
                                              --------   --------    --------    --------    --------
C.   Earnings before Income Taxes             $ 80,025   $ 81,171    $ 81,323    $ 87,150    $ 81,409
                                              ========   ========    ========    ========    ========

D.  Total Fixed Charges
     Interest on Mortgage Bonds                 13,057     14,225      14,237      15,112      16,862
     Interest on Other Long-Term Debt           11,094      8,890       8,860       8,505       9,063
     Other Interest                              4,860      3,639       2,647       2,626       1,917
     Interest Portion of Rents                     993      1,004       1,020       1,094       1,522
     Amortization of Premium & Expense
      on Debt                                      993        924         906         940       1,069
                                              --------   --------    --------    --------    --------
                                                30,997     28,682      27,670      28,277      30,433
                                              --------   --------    --------    --------    --------
E. Total Earnings                             $111,022   $109,853    $108,993    $115,427    $111,842
                                              ========   ========    ========    ========    ========
   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247              $  3,230   $  3,230    $  3,230    $  3,230    $  4,903
G.  Less Allowable Dividend Deduction             (127)      (127)       (127)       (127)       (528)
                                              --------   --------    --------    --------    --------
H.  Net Subject to Gross-up                      3,103      3,103       3,103       3,103       4,375
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)                   1.542      1.545       1.476       1.554       1.544
                                              --------   --------    --------    --------    --------
J.  Pref. Dividend (Pre-tax) (HxI)               4,785      4,794       4,580       4,822       6,755
K.  Plus Allowable Dividend Deduction              127        127         127         127         528
                                              --------   --------    --------    --------    --------
L.  Preferred Dividend Factor                    4,912      4,921       4,707       4,949       7,283
M.  Fixed Charges (D)                           30,997     28,682      27,670      28,277      30,433
                                              --------   --------    --------    --------    --------
N.  Total Fixed Charges and Preferred
    Dividends                                 $ 35,909   $ 33,603    $ 32,377    $ 33,226    $ 37,716
                                              ========   ========    ========    ========    ========
O.  Ratio of Earnings to Fixed Charges
    (E/D)                                         3.58       3.83        3.94        4.08        3.68
                                              ========   ========    ========    ========    ========
P.  Ratio of Earnings to Fixed Charges
    And Preferred Dividends (E/N)                 3.09       3.27        3.37        3.47        2.97
                                              ========   ========    ========    ========    ========

(1) Restated to properly reflect the exclusion of AFUDC from fixed charges.


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